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                                                                     EXHIBIT 5.1

                                 April 19, 2002

LSI Logic Corporation
1551 McCarthy Boulevard
Milpitas, California 95035

        RE:    REGISTRATION STATEMENT OF FORM S-3

        Ladies and Gentlemen:

        We are acting as counsel for LSI Logic Corporation., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of $490,000,000 aggregate principal amount of 4.00% Convertible Subordinated Notes due 2006 (the "Notes"), and such indeterminate number of shares of Common Stock, $0.01 par value (the "Common Stock"), of the Company, as may be required for issuance upon conversion of the Notes (the "Conversion Shares"). The Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company (the "Selling Securityholders"). In this regard we have participated in the preparation of a Registration Statement on Form S-3 relating to the Notes and the Conversion Shares (such Registration Statement, as it may be amended from time to time, is herein referred to as the "Registration Statement").

        We are of the opinion that the Notes have been duly authorized and are binding obligations of the Company entitled to the benefits of the Indenture, dated as of October 30, 2001, between the Company and State Street Bank and Trust Company of California, N.A., as Trustee.

        We are of the further opinion that the Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Notes in accordance with the Indenture, will be legally issued, fully paid and nonassessable.

        Our opinions set forth herein are qualified as to:

        (i) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences:

        (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, and

        (iii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether considered in a proceeding in equity or at law.

        To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee under the Indenture has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable


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obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and the Prospectus included therein.

                                      Sincerely,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation

                                      /s/ Wilson Sonsini Goodrich & Rosati, P.C.